Exhibit 10.3

June 13, 2019

Personal & Confidential

William H. Collier

124 Brooke Farm Road

St. Davids, PA 19087

Dear Bill:

It is my pleasure to offer you the position of President and Chief Executive Officer of Arbutus Biopharma Corporation (the “Parent”). If you accept this offer of employment, you will be employed by Arbutus Biopharma Inc., a subsidiary of the Parent (the “Company”), and your expected start date will be June 24, 2019 (your actual first day of employment being referred to herein as your “Start Date”).

1.	Position and Duties. You will hold the position of President and Chief Executive Officer of the Parent and you will report to the Board of Directors of the Parent (the “Board”). You will have such duties and responsibilities as are commensurate with your position, including such duties as are reasonably and appropriately delegated to you from time to time by the Board, consistent with your position as President and Chief Executive Officer. As President and Chief Executive Officer, which is a full-time position, you will devote your full working time and efforts to the business and affairs of the Parent. Notwithstanding the foregoing, you may manage your personal investments or engage in charitable or other community activities, provided that such engagements, services and activities do not interfere with the performance of your duties hereunder, your obligations hereunder or represent an actual or apparent conflict of interest with your role at the Parent. You will also serve as President and Chief Executive Officer of the Company and, if requested by the Board, as an officer or director of any other affiliate of Parent, in each case for no additional compensation. Your principal office location will be Warminster, PA, and as business conditions allow you will be able to work remotely from home or elsewhere up to one day per week. You agree that you will travel to such extent as may be reasonably required in connection with the performance of your duties hereunder.

2.	Board. During the term of your service as President and Chief Executive Officer, you will be nominated for election to the Board. Your service as a member of the Board, which is subject to Board election and removal provisions under the Company’s articles, will terminate automatically upon the termination of your employment with the Company for any reason. You agree to tender your written resignation from the Board, effective as of the date of termination of your employment, no later than the date of such termination of employment. Upon termination of your employment with the Company for any reason, you will be deemed to have resigned from all other positions that you hold as an officer or member of the board of directors (or a committee thereof) of the Parent or any of its affiliates. You will not receive any additional compensation for services as a member of the Board.

3.	Base Salary. Commencing on the Start Date, you will be paid a base salary at the rate of $550,000 per year, which will be paid in accordance with the Company’s standard payroll policies, but no less frequently than monthly, and subject to applicable withholdings and other required deductions. Your Base Salary will be reviewed not less frequently than annually and will be subject to increase (but not decrease) from time to time, as determined by the Board.

4.	Annual Bonus. You will be eligible to receive an annual bonus based upon the achievement of such corporate and individual performance goals and other criteria as will be determined by the Board or a designated committee of the Board after consultation with you from time to time. For the avoidance of doubt, the determination of the corporate and individual performance goals and other criteria that will apply with respect to your annual bonus will be made by the Board or a designated committee of the Board, in its sole discretion. Your target annual bonus will be 65% of your Base Salary, as determined by the Board or a designated committee of the Board (the “Target Bonus”). For calendar year 2019, you will be eligible to earn at least a pro-rated annual bonus based on the corporate performance goals previously established by the Board with respect to calendar year 2019. The exact amount of the bonus payable to you for any calendar year during your employment with the Company, including in respect of calendar year 2019, will be determined by the Board or a designated committee of the Board, in its sole discretion, and may be less than or greater than the Target Bonus. Any annual bonus payable to you hereunder will be subject to the terms and conditions of, and paid in a manner consistent with, the bonus plan or practices of the Parent or the Company, as applicable, then in effect. Except as otherwise provided in Section 10 or Section 11, as applicable, in order to be eligible to earn an annual bonus in respect of a calendar year, you must remain employed by the Company through the date on which annual bonuses for such calendar year are paid. The Parent expects that any annual bonuses earned by you during your employment with the Company will be paid to you by March 15 of the calendar year following the calendar year to which the applicable bonus relates, provided that in no event will any such annual bonus be paid to you later than the time that annual bonuses are paid to other senior executives of the Parent.

5.	Sign-on Bonus. The Company will pay you a sign-on bonus in the gross amount of $100,000 (the “Sign-On Bonus”), less such taxes and applicable withholdings as required by law. The Sign-on Bonus will be payable to you in a cash lump sum within 30 days following the Start Date. If, prior to the one-year anniversary of the Start Date, you terminate your employment with the Company other than for Good Reason or death or disability, then you will promptly repay to the Company 100% of the gross amount of the Sign-On Bonus. If you are obligated under this Section 5 to repay to the Company the Sign-on Bonus, then the Company may, in its discretion, off-set all or part of your obligation under this Section 5 against amounts otherwise due to you from the Company.

6.	Sign-on Equity Grants. As an inducement to accepting this offer, you will be granted, as soon as practicable following the Start Date, but no later than 30 days after the Start Date, an option (the “Sign-on Option”) to purchase 1,112,000 common shares, without par value (the “Common Shares”), of the Parent. The Sign-on Option will be granted to you pursuant to the inducement grant exception under Nasdaq Rule 5635(c)(4) and not pursuant to the Parent’s 2016 Omnibus Share and Incentive Plan (the “2016 Plan”) or any other equity incentive plan of the Parent, as an inducement that is material to your employment with the Company. The Sign-on Option will have an exercise price equal to the closing price of the Common Shares on the Nasdaq Global Select Market on the grant date. Except as otherwise provided in Section 10 or Section 11, as applicable, the Sign-on Option will vest as to 25% of the shares subject to such option on the one-year anniversary of the grant date and as to an additional 1/48th of the total original number of shares subject to such option on the corresponding day of each month thereafter. With respect to the Sign-on Option, you must remain employed with the Company through the applicable vesting date in order to vest in the applicable portion of such award, except as otherwise provided herein. The Sign-on Option will be subject to such other terms as are customary for Parent options under the 2016 Plan and a form of option award agreement approved by the Board or a designated committee thereof. The Board or a designated committee of the Board will consider annually whether to grant additional equity awards to its employees and you will be eligible to be considered for such additional annual equity grants on the same basis as other senior executives of the Parent or the Company.

7.	Employee Benefits. You will be entitled to participate in or receive benefits consistent with other senior executives under the Parent’s or the Company’s employee benefit plans as they may be adopted and amended from time to time, subject to the terms and conditions of those employee benefit plans. You should note that the Parent or the Company, as applicable, may modify or terminate benefits from time to time as it deems necessary or appropriate. You will be entitled to paid vacation each year, in addition to sick leave and observed holidays, in accordance with the policies and practices of the Parent or the Company, as applicable, as may be amended from time to time. Vacation may be taken at such times and intervals as you determine, subject to the business needs of the Parent and the Company. For the duration of your employment with the Company and/or the Parent, the Parent or the Company will provide you with Directors and Officers liability insurance at no cost to you on the same basis as such insurance is provided to other senior executives of the Parent.

8.	Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in performing your duties hereunder, in accordance with the policies and procedures then in effect and established by the Parent or the Company, as applicable, for its senior executives.

9.	At-Will Employment. Your employment with the Company will be “at-will,” meaning that your employment is not guaranteed for any specified period, and that either the Company or you may terminate your employment at any time for any reason, with or without cause, and with or without advance notice, subject to the provisions of Sections 10 and 11 of this letter (this “Letter”). The at-will nature of your employment cannot be changed except through a writing signed by both you and an authorized representative of the Company.

10.	Severance upon Termination Without Cause or Resignation for Good Reason. Except as provided in Section 11 below, in the event that the Company terminates your employment without Cause (as defined below), or you resign for Good Reason (as defined below), the Company will pay you, or provide you with, the Accrued Benefits (as defined below) on or before the time required by law, but in no event more than 30 days after your date of termination. In addition, subject to your providing the Company with a fully effective general release of claims substantially in the form attached hereto as Exhibit A (the “Release”) within the 60-day period following the date of your termination of employment, the Company will: (i) pay you severance pay in a lump sum in cash in an amount equal to 18 months of your then current Base Salary, payable within 60 days after the date of your termination of employment, but if that 60-day period extends over two calendar years, the Company will make the payment in the second calendar year, (ii) pay you a bonus payment equal to the lesser of (y) your Target Bonus pro-rated for the portion of the year you were employed by the Company prior to your termination or (z) the average of the bonus payments, if any, actually made to you with respect to the previous three (3) calendar years preceding the date of your termination of employment, disregarding entirely any previous prorated bonus and any previous year for which you were paid no bonus, and pro-rated for the portion of the year you were employed by the Company prior to your termination, payable within 60 days after the date of your termination of employment, but if that 60-day period extends over two calendar years, the Company will make the payment in the second calendar year, (iii) provided that you timely elect continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), reimburse you for the COBRA premiums paid by you, if any, for the continuation of coverage under your then-existing group company health plan that you and your dependents are eligible to receive for the earlier of a period of up to 18 months from the date of your termination of employment, or until you become eligible to receive health insurance benefits under any other employer’s group health plan, and (iv) cause the immediate vesting and exercisability on a pro-rata basis of your Sign-on Option, prorated at 1/48th of the total original number of shares subject to the Sign-on Option grant for each completed month of service as of your date of termination, with the vested portion of the Sign-on Option remaining exercisable by you, your estate or your estate’s personal representative, as applicable, until the earlier of the original expiration date of the Sign-on Option and the ninetieth (90th) day following the date of your termination of employment (or, if you die during such ninety (90) day period, the first anniversary of the date of your termination of employment). Your rights upon termination, resignation, death or disability as to stock or option grants or other long-term incentive grants made to you in addition to the Sign-On Options, if any, will be determined at the time of grant.

11.	Severance upon Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control. If within 12 months following a Change of Control (as defined in the 2016 Plan or any successor plan) (i) the Company terminates your employment with the Company other than for Cause, or (ii) you resign from your employment with the Company for Good Reason, then the Company will pay you, or provide you with, the Accrued Benefits on or before the time required by law, but in no event more than 30 days after your date of termination. In addition, in lieu of paying you the amounts set forth in Section 10, subject to your providing the Company with a fully effective Release within the 60-day period following the date of your termination of employment, the Company will: (i) pay you severance pay in a lump sum in cash in an amount equal to your then current Base Salary multiplied by 2.0, payable within 60 days after the date of your termination of employment, but if that 60-day period extends over two calendar years, the Company will make the payment in the second calendar year, (ii) pay you a bonus payment equal to your Target Bonus pro-rated for the portion of the year you were employed by the Company prior to your termination, payable within 60 days after the date of your termination of employment, but if that 60-day period extends over two calendar years, the Company will make the payment in the second calendar year, (iii) provided that you timely elect continuation coverage under COBRA, reimburse you for the COBRA premiums paid by you, if any, for the continuation of coverage under your then-existing group company health plan that you and your dependents are eligible to receive for the earlier of a period of up to 18 months from the date of your termination of employment, or until you become eligible to receive health insurance benefits under any other employer’s group health plan, and (iv) cause all as yet unvested stock options and other stock-based awards granted on or after your Start Date and held by you to immediately accelerate, vest, and become fully exercisable or nonforfeitable, with the vested portion of any such stock options remaining exercisable by you, your estate or your estate’s personal representative, as applicable, until the earlier of the original expiration date of the stock option and the ninetieth (90th) day following the date of your termination of employment (or, if you die during such ninety (90) day period, the first anniversary of the date of your termination of employment).

12.	Termination for Cause, Death or Disability, or Resignation without Good Reason. If the Company terminates your employment for Cause, or on account of your death or disability, or you resign your employment with the Company for other than Good Reason, then the Company shall (i) pay to you, or provide you with, all of the Accrued Benefits on or before the time required by law, but in no event more than 30 days after your date of termination, except that if the Company terminates your employment for Cause or you resign your employment with the Company for other than Good Reason, your Accrued Benefits will not include any earned but unpaid annual Target Bonus for the prior fiscal year, and (ii) make available to you the right to continue your group health insurance coverage at your cost consistent with and to the extent required by the federal COBRA law.

13.	Release. The Company’s obligations to pay or provide you with the payments and benefits set forth in Section 10 or Section 11, as applicable, will be contingent upon your execution of and compliance with the Release, which Release must be signed and any applicable revocation period with respect thereto must have expired by the sixtieth (60th) day following the date of termination (i.e., last employment day with the Company). In addition, you must comply with all post-employment obligations, including those in Section 16 and in the Confidential Information Agreement (as defined below) that you will sign as a condition of employment, in order to be entitled to the payments and benefits set forth in Section 10 or Section 11, as applicable. In the event that you are in breach of any post-employment obligations, the Company will not pay or provide you with any unpaid severance payments or benefits under Section 10 or Section 11, as applicable. The Company’s obligations to pay or provide the severance payments or benefits under Section 10 or Section 11, as applicable, will be contingent upon your having tendered your resignation from the Board (and any other boards on which you serve at the request of the Company), effective as of the date of your termination of employment.

14.	Definitions. For purposes of this Letter, “Accrued Benefits” means, as of the date of your termination of employment, (i) any unpaid expense reimbursements submitted to the Company in accordance with the Company’s policies; (ii) any accrued but unused vacation to the extent payment is required by law or Company policy; (iii) any vested benefits you may have under any employee benefit plan of the Company; (iv) any earned but unpaid Base Salary and (v) any earned but unpaid annual Target Bonus, for the prior fiscal year.

For purposes of this Letter, “Cause” means (i) an act of material dishonesty involving the Company, embezzlement, or misappropriation of assets or property of the Company; (ii) gross negligence or willful misconduct in connection with the performance of your duties, theft, fraud or breach of fiduciary duty to the Company; (iii) your sustained or repeated failure to substantially perform the duties or obligations of your position (other than due to illness or injury); (iv) a violation of federal or state securities law; (v) the conviction of a felony or any crime involving moral turpitude, including a plea of nolo contendere; (vi) a material breach of any of the Company’s written policies related to conduct, ethics, equal employment or harassment; or (vii) a material breach of this Letter or your Confidential Information Agreement. Except for an act, failure or misconduct which, by its nature, cannot reasonably be expected to be cured, as determined by the Board, or for a termination under clause (v), you will have 30 days from the delivery of a written notice by the Company within which to cure any acts constituting Cause, which notice will detail the specific act or acts that serve as the basis for the termination for Cause. For purposes of this Letter, an act, or failure to act, will not be deemed to be “willful” unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company.

For purposes of this Letter, “Good Reason” means, without your prior written consent, (i) a material diminution in your title, duties, authority or responsibilities, (ii) any reduction in your Base Salary or Target Bonus opportunity, (iii) a relocation of your principal place of employment by more than fifty (50) miles from Warminster PA, (iv) a material change in reporting so that you no longer report directly to the Board, or (v) any action or inaction that constitutes a material breach of this Letter by the Company. In order to invoke a termination for Good Reason, you must deliver a written notice of the grounds for such termination to the Company within 90 days of the initial existence of the event giving rise to Good Reason and the Company will have 30 days to cure the circumstances. In order to terminate your employment, if at all, for Good Reason, you must terminate employment within 60 days following the end of the cure period if the circumstances giving rise to Good Reason have not been cured.

15.	Section 280G. Anything in this Letter to the contrary notwithstanding, if the amount of any compensation, payment, acceleration, benefit, or distribution by the Parent or the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Letter or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Payments does not exceed the Threshold Amount (as defined below), but if the after-tax amount that you would receive if there were no reduction pursuant to this section (including any federal, state, and local taxes) exceeds the after-tax amount that you would receive if the Payments were reduced below the Threshold Amount, the Payments will not be so reduced. If Payments are required to be reduced, the Payments will be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. For the purposes of this Section 15, “Threshold Amount” means three times your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00). The determinations under this Section 15 will be made by a nationally recognized accounting firm or an actuarial, benefits or compensation consulting firm with expertise in the area of executive compensation tax law, who will be selected by the Company and will be acceptable to you (your acceptance not to be unreasonably withheld) (the “280G Firm”), and whose fees and disbursements will be paid by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 15 and detailed supporting calculations to both you and the Company as soon as reasonably practicable.

16.	Non-Competition and Non-Solicitation.

A.	You acknowledge that the Company’s industry is highly competitive and employees leaving the employ of the Company have the ability to cause significant damage to the Company’s interests if they join a competing business immediately upon leaving the Company.

B.	Definitions:

i.	“Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

ii.	“Business” or “Business of the Company” means (a) researching, developing, producing and marketing any treatment for hepatitis B virus infection in humans or (b) any other treatment area in which the Company has an active research and development program on the date your employment terminates and in connection with which you directly provided service or had direct supervisory responsibilities.

iii.	“Competing Business” means any endeavor, activity or business which is competitive in any material way with the Business of the Company worldwide.

iv.	“Contact” means any person, firm, corporation or other entity that was a client, customer, supplier, principal, shareholder, investor, collaborator, strategic partner, licensee, contact or prospect of the Company (or of its partners, funders or Affiliates) with whom you dealt or otherwise became aware of during the term of your employment in any capacity with the Company.

v.	“Restricted Period” means the eighteen (18) month period commencing immediately after your employment terminates.

C.	Reasonableness. You hereby acknowledge and agree that: (i) both before and since the Start Date the Company has operated and competed and will operate and compete worldwide, with respect to the Business of the Company; (ii) competitors of the Company and the Business are located worldwide; (iii) in order to protect the Company adequately, any enjoinder of competition would have to apply to any country in which the Company, during the term of your employment, had material business relationships; (iv) during the course of your employment with the Company, on behalf of the Company, you will acquire knowledge of, and will come into contact with, initiate and establish relationships with, both existing and new clients, customers, suppliers, principals, contacts and prospects of the Company, and that in some circumstances you may become the senior or sole representative of the Company dealing with such persons; and (v) in light of the foregoing, the provisions of this Section 16 are reasonable and necessary for the proper protection of the Business of the Company.

D.	Restrictive Covenant. Except as set forth on Exhibit B attached hereto, during the term of your employment and for the Restricted Period after the termination thereof, you will not, without the advance written consent of the Board, such consent to be granted or withheld in the Board’s sole discretion, within the geographic scope of any country in which the Company, during the term of your employment, had material business relationships, carry on or be employed by or engaged in or have any financial or other interest in or be otherwise commercially involved in a Competing Business, directly or indirectly, either individually or in partnership or jointly or in conjunction with any person, firm, corporation or other entity, as principal, agent, consultant, advisor, employee, shareholder or in any manner whatsoever. As soon as reasonably practicable following your termination of employment with the Company for any reason, the Parent or the Company will provide you with a list of the companies that, to its knowledge, are, or are engaged in, a Competing Business as of the date of your termination of employment, and a list of the countries in which the Company had material business relationships during the term of your employment with the Company (the “Non-Competition List”). The Parent agrees that the Parent or the Company will provide you with an updated Non-Competition List upon your request, within ninety (90) days following any such request. For the avoidance of doubt, the Parent and you acknowledge and agree that the Non-Competition List is only based upon the knowledge of the Company or the Parent and that there may be other third parties that are, or are engaged in, a Competing Business and the third parties that are, or are engaged in, a Competing Business may change following the date of your termination of employment.

E.	Exception. You will not be in default of Section 16(d) by virtue of you:

i.	following the termination of employment, holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares of, or any other interest in, any corporation or other entity that is a Competing Business; or

ii.	during the term of your employment, holding, strictly for portfolio purposes and as a passive investor, issued and outstanding shares of, or any other interest in, any corporation or other entity, the business of which corporation or other entity is in the same Business as the Company provided such corporation is not a Competing Business, and provided further that you first obtain the Company’s written consent, which consent will not be unreasonably withheld.

If you hold issued and outstanding shares or any other interest in a corporation or other entity pursuant to Section 16(e)(ii) above, and following the acquisition of such shares or other interest the business of the corporation or other entity becomes a Competing Business, you will promptly dispose of your shares or other interest in such corporation or other entity.

F.	Non-Solicitation. You will not, during the term of your employment and for the Restricted Period after the termination thereof for any reason, whether legal or illegal, either individually or in partnership or jointly or in conjunction with any person, firm, corporation or other entity, as principal, agent, consultant, advisor, employee, shareholder or in any manner whatsoever, without the prior written and informed consent of the Company, directly or indirectly:

i.	solicit, induce or encourage any Contact to curtail or cease its relationship with the Company, for any purpose which is competitive with the Business; or

ii.	accept (or procure or assist the acceptance of) any business from any Contact if such business is competitive with the Business; or

iii.	be employed by or supply (or procure or assist the supply of) any goods or services to any Contact for any purpose which you know or have reason to know is competitive with the Business; or

iv.	employ, engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from or solicit, induce or encourage to leave the employment or engagement of the Company, any individual who is employed or engaged by the Company at the time of any such offer, solicitation or enticement whether or not such individual would commit any breach of his contract or terms of employment or engagement by leaving the employ or the engagement of the Company, provided that you will be permitted, solely in a personal capacity, to provide letters of reference for individuals who are employed by the Company.

G.	Validity. You expressly recognize and acknowledge that it is the intent of the parties that your activities following the termination of your employment with the Company be restricted in the manner described in this Section 16, and acknowledges that good, valuable, and sufficient consideration has been provided in exchange for such restrictions. You agree that should any of the restrictions contained in this Section 16 be found to be unreasonable to any extent by a court of competent jurisdiction adjudicating upon the validity of the restriction, whether as to the scope of the restriction, the area of the restriction or the duration of the restriction, then such restriction will be reduced to that which is in fact declared reasonable by such court, or a subsequent court of competent jurisdiction, requested to make such a declaration, in order to ensure that the intention of the parties is given the greatest possible effect.

17.	Section 409A. The payments and benefits under this Letter are intended to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and this Letter will be interpreted and construed in a manner intended to comply therewith. For purposes of this Letter, you will be considered to have experienced a termination of employment only if you have a “separation from service” with the Company and all of its controlled group members within the meaning of Section 409A. Whether you have a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A. Each payment under this Letter, including each installment payment, will be considered a separate and distinct payment. If you are a “specified employee” (as that term is used in Section 409A) on the date of your separation from service, any benefits payable under this Letter that constitute non-qualified deferred compensation subject to Section 409A will be delayed until the earlier of (i) the first business day following the six-month anniversary of the date of your separation from service, or (ii) the date of your death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (x) the first business day following the six-month anniversary of the date of your separation from service, or (y) your death, the Company will pay you (or your estate or beneficiaries) a lump-sum payment equal to all payments deferred pursuant to the preceding sentence. If any of the reimbursements or in-kind benefits provided for under this Letter are subject to Section 409A, the following rules will apply: (i) in no event will any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of such reimbursable expenses incurred, or the provision of in-kind benefits, in one tax year will not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to such reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

18.	Employee Confidentiality and Proprietary Rights Agreement. You will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Employee Confidentiality and Proprietary Rights Agreement (the “Confidential Information Agreement”).

19.	Withholding and Required Deductions. All forms of compensation referred to in this Letter are subject to all withholding and any other deductions required by applicable law.

20.	Representations; Entire Agreement; Amendment; Waiver and Governing Law. By signing below, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing or limiting you from entering into employment with or carrying out your responsibilities for the Parent and the Company, or which is in any way inconsistent with the terms of this Letter. You also agree that you will not disclose to anyone at the Parent or the Company, bring onto Company premises, or use in the course of your employment at the Company, any confidential information or trade secrets belonging to any former employer or to any other entity. This Letter (and the Confidential Information Agreement, plans, documents, and policies referenced herein) will constitute our entire agreement regarding the terms and conditions of your employment with the Company and will supersede any prior agreements or other promises or statements (whether oral or written) regarding the terms of your employment. The terms described herein cannot be modified except in writing by you and the Company. Failure of either party to this Letter to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions. This Letter will be governed by and construed according to the laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws principles of that state. By signing below, the parties mutually intend to be legally bound by the terms and conditions of this Letter.

21.	Counterparts. This Letter may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Execution of a facsimile or scanned image will have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image will be deemed an original and valid signature.

[Signature Page Follows]

If you wish to accept this offer, please sign this Letter and return it to me.

Sincerely,

ARBUTUS BIOPHARMA CORPORATION

/s/ Frank Torti, MD

Frank Torti, MD

Chairman of the Board of Directors

ACCEPTED AND AGREED:

/s/ William H. Collier

William H. Collier

[Offer Letter Signature Page]

EXHIBIT A

GENERAL RELEASE

As consideration for your receipt of the severance payments and benefits set forth in Section 10 or Section 11, as applicable, of the letter agreement between you and Arbutus Biopharma Corporation (the “Parent”), dated as of June 13, 2019 (the “Letter Agreement”), you, for you and your attorneys, heirs, executors, administrators, successors and assigns, do hereby fully and forever release and discharge the Parent and its past, current and future subsidiaries and affiliates, including, without limitation, Arbutus Biopharma Inc. (the “Company”), as well as each of their predecessors, successors and assigns, and each of their past, current and former directors, officers, partners, agents, employees, attorneys, shareholders and administrators (collectively, the “Released Parties”), from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which you have or may have against any of them arising out of or in connection with your employment with the Company, the termination of your employment with the Company, or any event, transaction, or matter occurring or existing on or before the date of your signing of this general release (this “Release”). You agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are released herein. You further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are released herein. You represent and warrant that you have not previously filed or joined in any such claims, demands or entitlements against the Parent or the other persons or entities released herein and that you shall indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorney’s fees incurred as a result of any such claims, demands or lawsuits. This Release shall become effective when signed by you and the Revocation Period (as defined below) expires without revocation by you.

This Release specifically includes, but is not limited to, all claims of breach of contract (including all claims for breach of the Letter Agreement), employment discrimination (including but not limited to any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state or local law), claims under the Worker Adjustment and Retraining Notification Act, claims under the Sarbanes-Oxley Act of 2002, including the Corporate and Criminal Fraud Accountability Act, claims under the Employee Retirement Income Security Act of 1974, as amended, claims for wrongful discharge in violation of public policy, claims under the Pennsylvania Human Relations Act, and claims under the Pennsylvania Whistleblower Law, all as amended, claims for breach of express or implied contract, claims concerning recruitment, hiring, termination, salary rate, severance pay, wages or benefits due, share options, bonuses, incentive compensation, equity-based incentives, perquisites, sick leave, holiday pay, vacation pay, life insurance, disability benefits, group medical insurance, any other fringe benefits, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by you or on your behalf in any suit, charge of discrimination, or claim against the Parent or the persons or entities released herein. Notwithstanding anything herein to the contrary, nothing herein shall constitute a waiver or release of (i) any right to indemnification or director and officer liability insurance coverage that you may have, (ii) any claims that you may have to vested payments or benefits pursuant to the Letter Agreement or any plan, program or arrangement of the Parent or the Company in which you participated, or (iii) any claims relating to any rights you may have to payments pursuant to Section 10 or Section 11, as applicable, of the Letter Agreement.

You acknowledge that different or additional facts may be discovered in addition to what you now know or believe to be true with respect to the matters released in this Release, and this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts. However, notwithstanding the foregoing, nothing in this Release shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws. You understand that rights or claims under the Age Discrimination in Employment Act that may arise after you execute this Release are not waived. Likewise, nothing in this Release shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency, or from reporting a possible violation of law to a government entity or law enforcement, including making a disclosure that is protected under the whistle blower protections of applicable law. Notwithstanding the foregoing, you agree to waive your right to recover against the Released Parties individual relief in any charge, complaint, or lawsuit filed by you or anyone on your behalf.

In signing this Release, you acknowledge:

1.	That you have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which you might still be entitled to compensation or relief in the future. Except as otherwise set forth in the Letter Agreement, you have been paid all wages, compensation and benefits, and other amounts that the Parent or any Released Party should have paid you in the past.

2.	That you are not aware of any unlawful conduct by the Parent, the Company or any of their respective directors, officers or employees.

3.	That you are intentionally releasing claims that you did not know that you might have and that, with hindsight, you might regret having released. You have not assigned or given away any of the claims you are releasing.

4.	That you have read and understand this Release and that you have been advised to consult with an attorney about its meaning and effect and have done so.

5.	That you are releasing all claims against the Released Parties, whether known or unknown, knowingly and voluntarily and without duress, coercion or undue influence of any kind.

You acknowledge that you have been given an opportunity of twenty-one (21) days to consider whether to sign this Release and that you have been advised by the Parent to discuss fully the terms of this Release with legal counsel of your own choosing. You also acknowledge that you shall not execute this Release prior to the date of your termination of employment with the Company, and if you do this Release shall be deemed null and void. Moreover, for a period of seven (7) days following your execution of this Release (the “Revocation Period”), you shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If you elect to revoke this Release in whole or in part within the Revocation Period, you must inform the Parent by delivering a written notice of revocation to the Parent’s Chairman of the Board, c/o Arbutus Biopharma Corporation, 701 Veterans Circle, Warminster, PA 18974, no later than 11:59 p.m. on the seventh calendar day after you sign this Release. You understand that, if you elect to exercise this revocation right, the Parent and the Company shall be relieved of all obligations to pay or provide the severance payments and benefits set forth in Section 10 or Section 11, as applicable, of the Letter Agreement. You may, if you wish, elect to sign this Release prior to the expiration of the 21-day consideration period, and you agree that if you elect to do so, your election is made freely and voluntarily and after having an opportunity to consult counsel.

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACCEPTED AND AGREED

____________________________________________________

William H. Collier                                                            Date

EXHIBIT B

EXISTING CONFLICTS

If applicable, you are to describe, in specific terms, any ongoing business relationship with any organization. Please provide a copy of any agreement(s) you might have with said organization(s) that creates a business relationship described in Section 16(d).

B-1